Fidelity Trend Fund(Fidelity Investment logo)(registered trademark)
Corporate Headquarters
82 Devonshire St., Boston, MA 02109
www.fidelity.com

82 DEVONSHIRE STREET
BOSTON, MASSACHUSETTS 02109

Proxy Voting Results

A special meeting of the fund's shareholders was held on December 19, 2001. The results of votes taken among shareholders on proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To continue the effectiveness of Article VIII, Section 4 of the Declaration of Trust.*
	# of Votes Cast	% of Votes Cast
Affirmative	442,279,324.84	90.995
Against	16,004,625.68	3.293
Abstain	27,762,744.66	5.712
TOTAL	486,046,695.18	100.000
Broker Non-Votes	7,707,402.74
PROPOSAL 2
To authorize the Trustees to adopt an amended and restated Declaration of Trust.*
	# of Votes Cast	% of Votes Cast
Affirmative	430,668,855.54	88.606
Against	26,437,259.83	5.440
Abstain	28,940,579.81	5.954
TOTAL	486,046,695.18	100.000
Broker Non-Votes	7,707,402.74

PROPOSAL 3

To elect the following thirteen nominees as Trustees.*

	# of Votes Cast	% of Votes Cast
J. Michael Cook
Affirmative	478,220,013.99	96.854
Withheld	15,534,083.93	3.146
TOTAL	493,754,097.92	100.000
Ralph F. Cox
Affirmative	477,988,186.65	96.807
Withheld	15,765,911.27	3.193
TOTAL	493,754,097.92	100.000
Phyllis Burke Davis
Affirmative	477,675,044.84	96.744
Withheld	16,079,053.08	3.256
TOTAL	493,754,097.92	100.000
Robert M. Gates
Affirmative	477,913,517.02	96.792
Withheld	15,840,580.90	3.208
TOTAL	493,754,097.92	100.000
Abigail P. Johnson
Affirmative	476,206,721.13	96.446
Withheld	17,547,376.79	3.554
TOTAL	493,754,097.92	100.000
Edward C. Johnson 3d
Affirmative	477,255,943.38	96.659
Withheld	16,498,154.54	3.341
TOTAL	493,754,097.92	100.000
Donald J. Kirk
Affirmative	477,966,401.26	96.803
Withheld	15,787,696.66	3.197
TOTAL	493,754,097.92	100.000
	# of Votes Cast	% of Votes Cast
Marie L. Knowles
Affirmative	478,413,408.24	96.893
Withheld	15,340,689.68	3.107
TOTAL	493,754,097.92	100.000
Ned C. Lautenbach
Affirmative	477,997,245.69	96.809
Withheld	15,756,852.23	3.191
TOTAL	493,754,097.92	100.000
Peter S. Lynch
Affirmative	478,824,823.14	96.976
Withheld	14,929,274.78	3.024
TOTAL	493,754,097.92	100.000
Marvin L. Mann
Affirmative	477,869,682.04	96.783
Withheld	15,884,415.88	3.217
TOTAL	493,754,097.92	100.000
William O. McCoy
Affirmative	477,943,100.63	96.798
Withheld	15,810,997.29	3.202
TOTAL	493,754,097.92	100.000
William S. Stavropoulos
Affirmative	477,027,779.03	96.612
Withheld	16,726,318.89	3.388
TOTAL	493,754,097.92	100.000
PROPOSAL 4
To eliminate a fundamental investment policy of the fund.
	# of Votes Cast	% of Votes Cast
Affirmative	405,264,287.79	83.380
Against	41,050,643.70	8.446
Abstain	39,731,763.69	8.174
TOTAL	486,046,695.18	100.000
Broker Non-Votes	7,707,402.74
PROPOSAL 5
To amend the fund's fundamental investment limitation concerning lending.
	# of Votes Cast	% of Votes Cast
Affirmative	402,559,089.36	82.823
Against	42,522,317.74	8.749
Abstain	40,965,288.08	8.428
TOTAL	486,046,695.18	100.000
Broker Non-Votes	7,707,402.74
PROPOSAL 6
To amend the fund's fundamental investment limitation concerning underwriting.
	# of Votes Cast	% of Votes Cast
Affirmative	404,855,321.10	83.296
Against	39,226,316.93	8.070
Abstain	41,965,057.15	8.634
TOTAL	486,046,695.18	100.000
Broker Non-Votes	7,707,402.74

* Denotes trust-wide proposals and voting results.